Exhibit 99.1

Contact:

Rebecca Chambers

Director, Investor Relations and Corporate Communications

(801) 584-1143

rchambers@myriad.com

MYRIAD GENETICS REPORTS FISCAL 2011 THIRD QUARTER RESULTS

Record third quarter revenue of $102.4 million and operating income of $41.8 million

Salt Lake City, May 3, 2011 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its third fiscal quarter and nine months ending March 31, 2011. Revenue for the third fiscal quarter was $102.4 million, an increase of 13 percent over the $90.8 million reported in the third fiscal quarter of 2010. Operating income was $41.8 million, an increase of 26 percent from the prior-year period.

“Our fiscal third quarter results were strong, as we delivered the best revenue and operating income results for any quarter in our history,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “With three quarters of financial results delivered, we are on pace to exceed the high end of the original guidance range given for fiscal year 2011. This reflects both the strong implementation of our business strategies and a focus on enhancing shareholder value.”

Analysis of Third Fiscal Quarter 2011 Results

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Oncology revenue in the third fiscal quarter increased 13.5 percent year-over-year to $73.0 million and Woman’s Health revenue rose 11 percent to $29.3 million as a result of the Company’s sales and marketing efforts which resulted in wider acceptance of its products by the medical community.

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Revenue from the BRACAnalysis® product was $90.3 million, compared to $79.8 million in the same period last year. Revenue from COLARIS® and COLARIS AP® products grew 7 percent to $7.4 million. Myriad’s remaining six products contributed $4.7 million to third quarter revenue, an increase of 14 percent over the same period last year.

•	Gross profit in the third fiscal quarter rose to $91.2 million, or 89.1 percent of revenue, from $80.0 million, or 88.0 percent of revenue, reported in the prior year.

•	Operating income grew to $41.8 million, or 40.9 percent of revenue, compared with $33.2 million, or 36.6 percent of revenue, in the same fiscal quarter of the prior year.

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Net income for the third fiscal quarter was $27.9 million, or $0.31 per diluted share, which included a $14.4 million income tax expense recorded for accounting purposes. The Company expects to offset the expense with net operating losses and therefore will pay minimal income tax in the third fiscal quarter. Net income for the third fiscal quarter of the prior year was $33.3 million, or $0.33 per diluted share, which included a $1.3 million income tax expense.

•	The Company repurchased 4.5 million shares of its common stock during the quarter. Diluted weighted average shares outstanding were 90.1 million in the third fiscal quarter.

•	The Company ended the quarter with $451.5 million in cash and marketable investment securities.

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Days sales outstanding for Myriad’s accounts receivable improved to 41 days, compared with 48 days in the same period of the prior year. Bad debt expense also continued to improve and now stands at 3.7 percent of revenue compared with 5.5 percent in the same period of the prior year.

Year-to-Date Performance

•	Revenue for the first three quarters of fiscal 2011 was $294.7 million, an increase of 10 percent over $268.7 million reported for the first three quarters of fiscal 2010.

•	Operating income for the first three quarters of fiscal 2011 was $116.0 million, an increase of 19 percent year-over-year.

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Net income for the first three quarters of fiscal 2011 equaled $74.7 million, or $0.80 per diluted share, which included a $42.9 million income tax expense recorded for accounting purposes. The Company expects to offset the expense with net operating losses and therefore will pay minimal income tax in the first three quarters of 2011. Net income for the first three quarters of the prior year was $99.1 million, or $1.00 per diluted share, which included a $3.2 million income tax expense.

Fiscal Year 2011 Outlook

The Company has revised upward its expectation for fiscal year 2011 financial performance. Including the impact of the recently announced acquisition of Rules-Based Medicine, fiscal year 2011 revenue is now expected to range between $396 million and $402 million, resulting in earnings per share of $1.06 to $1.09. These projections are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal third quarter financial results.

Conference Call and Webcast

A conference call will be held on Tuesday, May 3, 2011, at 4:30 p.m. Eastern time to discuss Myriad’s fiscal third quarter financial results. The dial-in number for domestic callers is (800) 919-1728. International callers may dial (212) 231-2924. All callers will be asked to reference reservation number 21516176. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. (NASDAQ: MYGN) is a leading molecular diagnostic company dedicated to developing and marketing novel predictive, personalized and prognostic medicine products to assess a person’s risk of developing disease and guide treatment decisions. Myriad’s portfolio of nine molecular diagnostic products are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual’s decision making process for monitoring and treating disease. With fiscal year 2010 annual revenue of over $360 million and approximately 1,000 employees, Myriad is working on strategic initiatives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s outlook for fiscal year 2011, including exceeding the high end of the original guidance range given for fiscal year 2011, and the Company’s expectation to offset income tax expense with net operating losses and therefore pay minimal income tax in the first three quarters of fiscal 2011, including the third fiscal quarter. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to expand into new markets outside of the United States; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our products in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; risks related to our ability to obtain new corporate collaborations and acquire new technologies or businesses on satisfactory terms, if at all, and risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we acquire; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement and invalidity claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Mar. 31, 2011	Mar. 31, 2010	Mar. 31, 2011	Mar. 31, 2010
Revenue	$102,374	$90,830	$294,672	$268,720

Costs and expenses:
Cost of revenue	11,133	10,880	34,191	33,024
Research and development expense	6,667	5,885	18,520	16,620
Selling, general, and administrative expense	42,750	40,840	125,960	121,616

Total costs and expenses	60,550	57,605	178,671	171,260

Operating income	41,824	33,225	116,001	97,460

Other income (expense):
Interest income	547	1,232	1,816	4,676
Other	(59)	23	(273)	94

Total other income	488	1,255	1,543	4,770

Income before income taxes	42,312	34,480	117,544	102,230

Income tax provision	14,372	1,229	42,874	3,177

Net income	$27,940	$33,251	74,670	99,053

Earnings per share:
Basic	$0.32	$0.34	$0.82	$1.03
Diluted	$0.31	$0.33	0.80	1.00

Weighted average shares outstanding
Basic	88,206	96,853	91,019	96,361
Diluted	90,127	99,674	92,846	99,521

Condensed Consolidated Balance Sheets (Unaudited)

	Mar. 31, 2011	Jun. 30, 2010
(In thousands)
Cash, cash equivalents, and marketable investment securities	$451,491	$488,382
Trade receivables, net	46,436	47,801
Other receivables	1,284	333
Prepaid expenses	2,235	4,054
Equipment and leasehold improvements, net	21,343	23,261
Deferred tax assets	32,580	27,964
Other assets	1,911	2,052

Total assets	$557,280	$593,847

Accounts payable and accrued liabilities	$23,372	$27,466
Uncertain tax benefits	9,448	8,800
Stockholders’ equity	524,460	557,581

Total liabilities and stockholders’ equity	$557,280	$593,847